 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2005

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2962027 (I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01    Entry into a Material Definitive Agreement

On January 24, 2005, we signed a letter of intent to acquire Specialty Pharmacies, Inc., a California-based company specializing in HIV/AIDS pharmacy services. This letter replaces the letter of intent that we signed with Specialty on November 24, 2004. On December 3, 2005, we filed a Current Report on Form 8-K summarizing the original letter. The original letter expired by its terms on January 15, 2005.

Under the new letter, we are continuing to propose to acquire Specialty for approximately $9.7 million, consisting of $5.0 million of cash, one-year promissory notes for an additional $2.5 million and warrants to purchase 351,438 shares of Allion common stock at an exercise price of $6.26 per share. This portion of the letter states that it is not binding on us or on Specialty.

In the portion of the letter that states that it is legally binding, Specialty has agreed not to pursue any alternative transactions and to work exclusively with us on the proposed sale until April 30, 2005. Specialty has also agreed to use its best efforts to produce audited financial statements for its business for the years ended 2002, 2003 and 2004 at its sole cost and expense.

When we signed the new letter, we paid Specialty a deposit of $466,645. This is in addition to the $300,000 deposit we paid to Specialty (and that Specialty still holds) in November 2004, when we signed the original letter. If we complete the acquisition of Specialty, the total deposit of $766,645 will be applied to the purchase price at closing. If we do not acquire Specialty, the full amount of the deposit will be returned to us unless the failure to complete the acquisition is primarily our fault. In that event, we will forfeit the entire $766,645 deposit. If we do not acquire Specialty because it cannot produce the audited financial statements that we have requested, Specialty will return the full deposit amount to us. In addition, in this situation, if Specialty is purchased, or agrees to be purchased, by a third-party for more than $9.7 million within one year of the time we decide not to purchase Specialty, Specialty will pay us a fee equal to (x) 20% of the amount it receives in excess of $9.7 million, minus (y) the accounting fees that Specialty paid in attempting to produce the audited financials we have required from Specialty.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 27, 2005

Allion Healthcare, Inc.

By:	/s/ James G. Spencer
James G. Spencer
Chief Financial Officer, Secretary and Treasurer